UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Belden CDT Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-3601505

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7701 Forsyth Boulevard, Suite 800, St. Louis, Missouri	63105

(Address of Principal Executive Offices)	(Zip Code)

Belden Wire & Cable Company Retirement Savings Plan
Belden Inc. 2003 Long-Term Incentive Plan
Belden Inc. Long-Term Incentive Plan

(Full titles of the plans)

Kevin L. Bloomfield
Secretary
Belden CDT Inc.
7701 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105

(Name and address of agent for service)

(314) 854-8000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount to Be	Proposed Maximum	Proposed Maximum	Amount of
of Securities to Be Registered	Registered(2)	Offering Price Per Unit	Aggregate Offering Price(3)	Registration Fee(4)
Common Stock, par value $0.01 per share, including the associated junior participating preferred stock Series A purchase rights(1)	4,000,000	N/A	$78,200,000	$9,908

(1) This registration statement also covers the associated junior participating preferred stock Series A purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of December 11, 1996, between the Registrant and The First National Bank of Boston. Until the occurrence of certain events, the Rights will not be exercisable for or evidenced separately from shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”).

(2) This Registration Statement (the “S-8 Registration Statement”) relates to 4,000,000 shares of the Common Stock. The Registrant’s Registration Statement on Form S-4 (File No. 333-113875), declared effective by the Securities and Exchange Commission on June 3, 2004 (the “S-4 Registration Statement”), related to the offer and sale of an aggregate of 28,759,000 shares of Common Stock, which included shares of Common Stock issuable to holders of outstanding shares of Belden Inc.’s common stock immediately prior to the Merger (as defined below) and shares of Common Stock (the “Vested Option Shares”) issuable pursuant to vested and exercisable options to acquire shares of Belden Inc. common stock through the closing of the Merger (the “Options”), which were ssumed by the Registrant at the closing of the Merger. This S-8

Registration Statement relates to the offer and sale of Common Stock (a) issuable upon exercise of the Options, (b) issuable upon the exercise of options or in connection with other awards that may be granted in the future (the “Future Award Shares”) pursuant to the employee benefit plans of Belden Inc. or its subsidiaries (listed on the cover page of this S-8 Registration Statement) that were approved by the Registrant in connection with the Merger, and (c) issuable in the event participants under the Savings Plan (as defined below) were to elect, in accordance with and subject to the provisions of such plan, to purchase Common Stock in the stock fund from another investment fund of the Savings Plan (the “Savings Plan Shares”) . This S-8 Registration Statement also relates to any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction with respect to the Vested Option Shares, the Future Award Shares or Savings Plan Shares effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(3) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee has been calculated based on the average of the high and low prices per share of the Registrant’s common stock as reported on the New York Stock Exchange on August 2, 2004 ($19.55).

(4) The registration fee payable pursuant to Rule 457(c) of the Securities Act of 1933, as amended, with respect to the Common Stock to which this registration statement applies is $9,908. The Registrant previously paid a registration fee in the amount of $65,953 in connection with the S-4 Registration Statement, of which $6,655 pertained to the shares subject to Options (the “Option Share Registration Fee”). Promptly following the closing of the Merger, the Registrant issued approximately 25,857,001 shares of Common Stock to holders of outstanding shares of common stock of Belden Inc. prior to the Merger. The remaining shares of Common Stock registered pursuant to the S-4 Registration Statement will not be issued pursuant to the S-4 Registration Statement and instead will be issued to holders of Options upon the exercise of such options pursuant to this S-8 Registration Statement. Pursuant to Rule 457(p) under the Securities Act of 1933, the Registrant hereby offsets the amount of the fees payable with respect to the shares of Common Stock subject to the Options under this S-8 Registration Statement against the Option Share Registration Fee previously paid. Accordingly, an additional fee of $3,253 is being paid by the Registrant.

INTRODUCTION

     On July 15, 2004, BC Merger Corp., a Delaware corporation and wholly owned subsidiary of Belden CDT Inc. (previously known as Cable Design Technologies Corporation) (the “Registrant”), merged with and into Belden Inc. (the "Merger”), with Belden Inc. surviving the Merger, pursuant to the Agreement and Plan of Merger, dated as of February 4, 2004 (as amended, the “Merger Agreement”), by and among the Registrant, BC Merger Corp. and Belden Inc. In connection with the Merger Agreement, at the effective time of the Merger, (i) the Registrant approved certain employee benefit plans of Belden Inc. and its subsidiaries, as listed on the cover page of this S-8 Registration Statement (the “Approved Plans”), (ii) options to purchase shares of Belden Inc.’s common stock outstanding immediately prior to the Merger were converted into options to purchase shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”), and (iii) the Approved Plans were amended to provide that references to common stock of Belden Inc. contained therein would be deemed to be references to the Common Stock. This Registration Statement on Form S-8 registers the offering and sale of shares of Common Stock pursuant to the Approved Plans, including the Belden Inc. Wire & Cable Company Retirement Savings Plan (as amended, the “Savings Plan”). In addition to shares that are issuable upon exercise of options or other awards that have been or may be granted under the Approved Plans other than the Savings Plan, this Registration Statement covers the offering and sale of 200,000 shares of the Common Stock that may be issued in the event participants under the Savings Plan were to elect, in accordance with and subject to the provisions of the Savings Plan, to purchase Common Stock in the stock fund from another investment fund of the Savings Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1: Plan Information*

Item 2: Registrant Information and Employee Plan Annual Information*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference

     The following documents, which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference into this Registration Statement:

     (1) Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003 filed on October 29, 2003;

     (2) Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003 filed on December 15, 2004;

     (3) Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2004 filed on March 16, 2004, as amended on April 27, 2004;

     (4) Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2004 filed on June 14, 2004;

     (5) Registrant’s Current Reports on Form 8-K filed on February 5, 2004, March 15, 2004 (as amended on March 15, 2004) and July 16, 2004;

     (6) Registrant’s Definitive Proxy Statement under cover of Schedule 14A filed on November 12, 2003; and

     (7) The description of Registrant’s capital stock contained in Registrant’s Registration Statement on Form S-4, as amended (File No. 333-113875).

     Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4: Description of Securities

Not applicable.

Item 5: Interests of Named Experts and Counsel

Lance Balk, a director of the Registrant, is a partner of Kirkland & Ellis LLP, the law firm delivering an opinion in connection with this Registration Statement and who represents the Registrant in connection with the merger of a subsidiary of the Registrant with and into Belden Inc. Kirkland & Ellis LLP will receive legal fees for its representation of the Registrant in connection with the merger and other matters. Mr. Balk receives compensation from the Registrant as a director.

Item 6: Indemnification of Directors and Officers

     Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the Delaware Corporation Law. The Company has obtained a directors’ and officers’ liability insurance policy, which insures the Company’s directors and officers against certain liabilities, including liabilities for which the Company may not be able to indemnify such persons. The Company has also entered into indemnification agreements with certain of its directors and executive officers, which provide for indemnification against expenses, judgments, fines and settlements in connection with threatened or pending litigation, inquiries or investigations that arise out of the director’s or officer’s acts or omissions in his capacity as a director or officer of the Company to the extent permitted by Delaware law.

     Article VIII of the Registrant’s Restated Certificate of Incorporation and Article V of the Registrant’s Amended and Restated Bylaws provide for indemnification and/or exculpation to the fullest extent authorized by the Delaware Corporation Law for any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of the Registrant or was serving at the request of the Registrant as a director or officer of any other enterprise.

     The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s organizational documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law, Article VIII of the Registrant’s Restated Certificate of Incorporation and Article V of the Registrant’s Amended and Restated Bylaws.

Item 7: Exemption from Registration Claimed

     Not applicable.

Item 8: Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 4, 2004, by and among Cable Design Technologies Corporation, BC Merger Corp. and Belden Inc. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 5, 2004).

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 25, 2004, by and among Cable Design Technologies Corporation, BC Merger Corp. and Belden Inc. (Incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-113875)).

3.1	Restated Certificate of Incorporation of the Registrant (Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-69992)) and Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant and Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A of the Registrant, as filed with the Secretary of State of Delaware on December 11, 1996 (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A/A filed on December 23, 1996).

3.2	Second Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of Delaware on July 15, 2004 (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 16, 2004).

3.3	Amended and Restated Bylaws of Belden CDT Inc. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 16, 2004).

4.1	Rights Agreement, dated as of December 11, 1996, between the Registrant and The First National Bank of Boston (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed on December 11, 1996).

4.2	Description of Capital Stock of the Registrant (Incorporated by reference to the description of capital stock contained in the Registrant’s Registration Statement on Form S-4/A (File No. 333-113875)).

5.1*	Opinion of Kirkland & Ellis LLP.

10.1	Belden Inc. 2003 Long-Term Incentive Plan (Incorporated by reference to Belden Inc.’s Registration Statement on Form S-8 filed on July 22, 2003).

10.2	Amendment to Belden Inc. 2003 Long-Term Incentive Plan (Incorporated by reference to Belden Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 4, 2004).

10.3*	Amendment to Belden Inc. 2003 Long-Term Incentive Plan.

10.4	Belden Wire & Cable Company Retirement Savings Plan (Incorporated by reference to Belden Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 14, 2003).

10.5	First Amendment to Belden Wire & Cable Company Retirement Savings Plan (Incorporated by reference to Belden Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 14, 2003).

10.6	Second Amendment to Belden Wire & Cable Company Retirement Savings Plan (Incorporated by reference to Belden Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 14, 2003).

10.7	Third Amendment to the Belden Wire & Cable Company Retirement Savings Plan (Incorporated by reference to Belden Inc.’s Registration Statement on Form S-8 filed on December 18, 2003).

10.8*	Fourth Amendment to the Belden Wire & Cable Company Retirement Savings Plan.

10.9	Belden Inc. Long-Term Incentive Plan (Incorporated by reference to Belden Inc.’s Registration Statement on Form S-8 filed on December 1, 2000).

10.10	Amendment to Belden Inc. Long-Term Incentive Plan (Incorporated by reference to Belden Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 4, 2004).

10.11*	Amendment to Belden Inc. Long-Term Incentive Plan.

15.1*	Letter from Deloitte & Touche LLP regarding unaudited interim financial statements.

23.1*	Consent of Kirkland & Ellis LLP (included as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney.

*	Filed herewith.

Item 9: Undertakings.

     (a)The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Belden CDT Inc. certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri as of August 3, 2004.

BELDEN CDT INC.
By:	/s/ C. BAKER CUNNINGHAM
C. Baker Cunningham
Chief Executive Officer, President and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

Bryan C. Cressey	Chairman and Director	August 3, 2004

/s/ C. BAKER CUNNINGHAM C. Baker Cunningham	Chief Executive Officer, President and Director (Principal Executive Officer)	August 3, 2004

/s/ RICHARD K. REECE Richard K. Reece	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2004

/s/ LORNE D. BAIN* Lorne D. Bain	Director	August 3, 2004

/s/ LANCE C. BALK Lance C. Balk	Director	August 3, 2004

/s/ CHRISTOPHER I. BYRNES* Christopher I. Byrnes	Director	August 3, 2004

Michael F.O. Harris	Director	August 3, 2004

Glenn Kalnasy	Director	August 3, 2004

Ferdinand C. Kuznik	Director	August 3, 2004

/s/ JOHN M. MONTER* John M. Monter	Director	August 3, 2004

/s/ BERNARD G. RETHORE* Bernard G. Rethore	Director	August 3, 2004

* By:	/s/ C. BAKER CUNNINGHAM

C. Baker Cunningham Attorney-In-Fact